EXHIBIT 10.25

CONVERTIBLE NOTE AND WARRANT PURCHASE AGREEMENT

dated as of

December 30, 2010

by and between

DIGITAL DOMAIN HOLDINGS CORPORATION,

and

PBC DIGITAL HOLDINGS II, LLC

i

7.3	Inspection Rights	19
7.4	Financial Reporting	19
7.5	Preservation of Existence and Conduct of Business	20
7.6	Compliance with Laws	20
7.7	Reservation of Shares	20
7.8	Tax Returns and Payments	20
7.9	Use of Proceeds	20
7.10	Further Assurances	20

ARTICLE VIII INDEMNIFICATION		21
8.1	Indemnification	21
8.2	Limitations on Indemnification for Breaches of Representations and Warranties	21
8.3	Indemnification Procedures	22
8.4	Special Indemnification for Shareholder Claims	23
8.5	Conduct No Waiver	23

ARTICLE IX MISCELLANEOUS		23
9.1	Expenses	23
9.2	Notices	24
9.3	Assignment, Sale of Interest	24
9.4	Headings	24
9.5	Counterparts	24
9.6	Survival Provisions	24
9.7	Integration and Severability	24
9.8	Governing Law; Venue	24
9.9	Waiver of Jury Trial	25
9.10	Waivers; Modification	25

Exhibits

A	Form of Junior Convertible Note
B	Form of Opinion of Company Counsel
C	Closing Statement
D	Form of Common Warrant
E	Form of Convertible Note Side Letter

ii

CONVERTIBLE NOTE AND WARRANT PURCHASE AGREEMENT

This CONVERTIBLE NOTE AND WARRANT PURCHASE AGREEMENT (this “Agreement”) dated as of December 30, 2010, is by and between PBC DIGITAL HOLDINGS II, LLC, a Delaware limited liability company (the “Purchaser”) and DIGITAL DOMAIN HOLDINGS CORPORATION, a Florida corporation (the “Company”).

WHEREAS, the Company and Lydian Private Bank (“Lydian”) entered into that certain Loan Agreement dated as of September 30, 2009 (the “Original Effective Date”), as modified by that certain Modification of Loan Agreement dated October 14, 2009 between the Borrower and Lydian, as subsequently modified by that certain Modification of Loan Agreement dated March 31, 2010 (collectively the “Existing Loan Agreement”);

WHEREAS, PBC Digital Holdings, LLC, a Delaware limited liability company (“PBC DH”) became a co-senior lender under the loan evidenced by the Existing Loan Agreement (the “Loan”) and agreed to make advances thereunder in an amount of up to Fifteen Million Dollars ($15,000,000.00), subject to certain terms and conditions, including, without limitation, the terms and conditions set forth in that certain Convertible Note and Warrant Purchase Agreement, dated September 30, 2010, by and between PBC DH and the Company (the “Prior Note Purchase Agreement”);

WHEREAS, in connection with the Loan and the Prior Note Purchase Agreement, PBC DH and the Company amended and restated the Existing Loan Agreement in its entirety (and the existing Loan Documents, as defined in the Existing Loan Agreement) as of September 30, 2010 (the “Amended and Restated Loan Agreement”);

WHEREAS, PBC DH and the Company amended and restated the Prior Note Purchase Agreement in its entirety as of November 24, 2010 (the “Amended and Restated Note Purchase Agreement”) and concurrently amended and restated the Amended and Restated Loan Agreement in its entirety (and the existing Loan Documents, as defined in the Amended and Restated Loan Agreement) according to the term and conditions of that certain Second Amended and Restated Loan Agreement, dated as of November 24, 2010, by and among, the PBC DH, the Company and the other parties thereto (the “Second Amended and Restated Loan Agreement”); and

WHEREAS, the Company desires to issue and to sell to the Purchaser, and the Purchaser desire to purchases from the Company, the Junior Convertible Note and the Common Warrant (as defined below), all in accordance with the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION

1.1           Certain Terms Defined. When used in this Agreement, the following capitalized terms have the meanings set forth below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Amended and Restated Co-Sale Agreement” means that certain Amended and Restated Co-Sale Agreement, dated November 24, 2010, between the Company, PBC DH and the holders of the Company’s Capital Stock.

“Amended and Restated Investor’s Rights Agreement” means that certain Amended and Restated Investor’s Rights Agreement between the Company and PBC DH.

“Amended and Restated Management Services Agreement” means that certain Amended and Restated Management Consulting Agreement, dated November 24, 2010, between the Company and Palm Beach Capital Management III, LLC.

“Amended and Restated PBC Convertible Note” means the amended and restated senior convertible promissory note issued to PBC DH pursuant to the Amended and Restated Note Purchase Agreement, together with all renewals, modifications, extensions, substitutions and replacements thereof.

“Applicable Laws” with respect to any Person, means all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates or orders of any Governmental Authority applicable to such Person or any of its assets or property or to which such Person or any of its assets or property is subject, and all judgments, injunctions, orders and decrees of all courts and arbitrators in proceedings or actions in which such Person is a party or by which it or any of its assets or properties is or may be bound or subject.

“Business Day” means each day of the week except Saturdays, Sundays, and days on which banking institutions are authorized by law to close in the State of Delaware.

“Capital Stock” means, as to any Person, its common stock and any preferred stock or other capital stock, any membership interests, or any general or limited partnership interests of such Person authorized from time to time, and any other common stock, shares, options, interests, participations, or other equivalents (however designated) of or in such Person, whether voting or nonvoting, including, without limitation, common stock, options, warrants, preferred stock, phantom stock, stock appreciation rights, preferred stock, convertible notes or debentures, stock purchase rights, and all agreements, instruments, documents, and securities convertible, exercisable, or exchangeable, in whole or in part, into any one or more of the foregoing.

“Claim” means any claim, demand, assessment, judgment, order, decree, action, cause of action, litigation, suit, investigation or other Proceeding.

“Closing Date” means the date on which all of the deliveries described in Article VI of this Agreement have been made and the purchase price for the Junior Convertible Note and Common Warrant has been paid or made available to the Company.

“Closing Statement” means the closing statement attached as Exhibit C describing in detail the sources and uses of the proceeds of the transactions contemplated herein.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, and the regulations promulgated thereunder.

“Commission” means the United States Securities and Exchange Commission.

“Company Counsel” means Eavenson & Kairalla, P.L.

“Conversion Shares” means the shares of the Company’s Common Stock issuable upon conversion of the Junior Convertible Note.

“Convertible Notes” mean, collectively, the Amended and Restated PBC Convertible Note, the Macquarie Convertible Note and the Junior Convertible Note.

“Convertible Note Side Letter” means a side letter, dated the date hereof, between the Company and the Purchaser setting forth the issue price of the Convertible Note within the meaning of Section 1273(b) of the Code.

“Digital Domain” means Digital Domain, a Delaware corporation.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Event of Bankruptcy” means any of (a) the filing by a Person of a voluntary petition in bankruptcy under any provision of any bankruptcy law or a petition to take advantage of any insolvency act, (b) the admission in writing by a Person of its inability to pay its debts generally as they become due, (c) the appointment of a receiver or receivers for all or a material part of a Person’s assets with the consent of such Person, (d) the filing of any bankruptcy, arrangement or reorganization petition by or, with the consent of a Person, against such Person under any provision of any bankruptcy law, (e) a receiver, liquidator or trustee of a Person or a substantial part of its assets shall be appointed pursuant to the Federal Bankruptcy Code by the order of a court of competent jurisdiction and has not been dismissed or stayed within sixty (60) days, or (f) an involuntary petition to reorganize or liquidate a Person pursuant to the Federal Bankruptcy Code is filed against such Person and has not been dismissed or stayed within sixty (60) days thereafter.

“GAAP” means generally accepted accounting principles, in the United States of America, as in effect from time to time, applied on a consistent basis.

“Governmental Authority” means any domestic or foreign government or political subdivision thereof, whether on a federal, state or local level and whether executive, legislative or judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof.

“Indebtedness” means for any Person: (a) all indebtedness, whether or not represented by bonds, debentures, notes, securities, or other evidences of indebtedness, for the repayment of money borrowed, (b) all indebtedness representing deferred payment of the purchase price of property or assets, (c) all capital leases, (d) all indebtedness under guaranties, endorsements, assumptions, or other contractual obligations, including any letters of credit, or the obligations in respect of, or to purchase or otherwise acquire, indebtedness of others, (e) all indebtedness secured by a Lien existing on property owned, subject to such Lien, whether or not the indebtedness secured thereby has been assumed by the owner thereof, and (f) all amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations referred to in clauses (a), (b), (c), (d) or (e); provided that trade debt outstanding less than ninety (90) days shall not be deemed Indebtedness hereunder. All references herein to the “Company’s Indebtedness” shall mean the aggregate Indebtedness of the Company and its Subsidiaries.

“Intellectual Property” means (i) any idea, design, concept, technique, methodology, process, invention or discovery, whether patentable or not, all United States and foreign patents, patent applications, certificates of invention and all continuations in part, extensions, renewals, divisions, re-issues and re-examinations relating thereto, including, without limitation, computer software programs; (ii) any works of authorship or expression, whether or not copyrightable, including moral rights (as defined below) and copyrights recognized by domestic or foreign law, together with any renewal or extension thereof and all rights deriving there from; (iii) any logos, trademarks, service marks, trade names and trade dress, and all goodwill relating thereto; and (iv) any trade secrets, know-how, technology licenses, confidential information, shop rights and other intellectual property rights owned or claimed and embodied therein, or associated therewith, or similar rights protectable under any laws or international conventions throughout the world, and in each case including any improvements, enhancements or modifications to or derivatives from any of the foregoing, and the right to apply for registrations, certificates, or renewals with respect thereto and the right to prosecute, enforce, obtain damages relating to, settle or release any past, present, or future infringement thereof.

“Junior Convertible Note” means the junior convertible promissory note and option agreement issued to Purchaser pursuant to this Agreement in substantially the same form as Exhibit A attached hereto, together with all renewals, modifications, extensions, substitutions and replacements thereof.

“Knowledge” means, with respect to (i) the Company, the knowledge of John C. Textor and Jonathan Teaford, in each case, after reasonable inquiry and (ii) the Company’s Subsidiaries, the knowledge of John C. Textor, Jonathan Teaford, Cliff Plummer and Kevin Weston, in each case, after reasonable inquiry.

“Lien” means any lien, mortgage, security interest, tax lien, pledge, encumbrance, financing statement, or conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of Indebtedness or any other obligation, whether arising by agreement, operation of law, or otherwise.

“Macquarie Convertible Note” means the senior convertible promissory note issued to PBC Macquarie pursuant to the Amended and Restated Note Purchase Agreement, together with all renewals, modifications, extensions, substitutions and replacements thereof.

“Material Adverse Effect” means a material adverse effect on (a) the historical, near-term or long-term projected business, assets, properties, results of operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole or (b) the ability of the Company to perform its obligations under this Agreement, the Convertible Notes or any of the Other Agreements to which it is a party.

“Other Agreements” means the Second Amended and Restated Loan Agreement, the Amended and Restated PBC Convertible Note, the Macquarie Convertible Note, the Common Warrant, the Warrants, the Amended and Restated Investor’s Rights Agreement, the Amended and Restated Co-Sale Agreement, the Amended and Restated Management Services Agreement, the Amended and Restated Convertible Note Side Letter, the Amended and Restated Note Purchase Agreement, the Convertible Note Side Letter and any other instruments or documents entered into pursuant thereto or in connection, and any other instruments or documents entered into pursuant thereto or in connection therewith.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates.

“Permitted Indebtedness” means the following:

(a)            any Indebtedness created pursuant to this Agreement and/or the Other Agreements;

(b)            purchase money Indebtedness and capital leases, equipment financing and real property leases, entered into in the ordinary course of business consistent with past practice;

(c)            trade debt incurred in the ordinary course of business consistent with past practice that is outstanding less than one-hundred twenty (120) days after incurrence;

(d)            all other Indebtedness subordinate to the Convertible Notes on terms satisfactory to the Purchaser in its reasonable discretion;

(e)            all Indebtedness incurred by the Company and/or its Subsidiaries in connection with state and local government bond and grant monies received by the Company and/or its Subsidiaries in connection with the development, construction and operation of digital animation studios in Port St. Lucie, Florida and West Palm Beach, Florida;

(f)            all Indebtedness, in an aggregate principal amount not to exceed $45,000,000, incurred by the Company and/or its Subsidiaries in connection with the acquisition and development of real property in the development known as “Tradition” in Port St. Lucie, Florida and the construction of infrastructure and buildings thereon;

(g)            all Indebtedness, in an aggregate principal amount not to exceed $65,000,000, incurred by the Company and/or its Subsidiaries in connection with the acquisition and development of real property known as the “Tent Site” on the corner of Dixie Highway and Okeechobee Boulevard in downtown West Palm Beach, Florida, and the construction of infrastructure and buildings thereon; and

(h)            that certain Indebtedness as evidenced by that certain Promissory Note dated February 11,2010 between the Company and Carl Stork.

“Person” means any individual, sole proprietorship, corporation, limited liability company, business trust, unincorporated organization, association, company, partnership, joint venture, governmental authority (whether a national, federal, state, county, municipality or otherwise, and shall include without limitation any instrumentality, division, agency, body or department thereof), or other entity.

“Proceeding” means any legal, administrative or arbitration action, suit, complaint, charge, hearing, inquiry, investigation or proceeding (including any partial or threatened proceedings).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same may from time to time be in effect.

“Senior Convertible Notes” mean, collectively, the Amended and Restated PBC Convertible Note and the Macquarie Convertible Note.

“Shareholder Claim” means any Claim made or threatened by a current or former equity holder of the Company or any of its Subsidiaries, including, without limitation, any Claim (i) that a Person is or was an equity holder of the Company or any of its Subsidiaries, regardless if such Person actually is or was an equity holder of the Company or any of its Subsidiaries or (ii) alleging fraud, breach of fiduciary duty of any officer or director, diminution in value of the equity or assets of the Company or any of its Subsidiaries or similar cause of action.

“Subsidiary” means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Company.

“Termination Date” means the first date on which all obligations under the Junior Convertible Note to the Purchaser have been satisfied and neither the Purchaser, nor its Affiliates (collectively) own any interest in the Common Warrant, the Warrants or any Capital Stock of the Company that, collectively, constitutes at least one percent (1%) of the outstanding shares of Common Stock of the Company.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Warrants” has the meaning ascribed to such term in the Amended and Restated Note Purchase Agreement.

“Warrant Stock” means the shares of Capital Stock issued or issuable upon exercise of the Warrants and all shares of Capital Stock issued in exchange or substitution therefor.

1.2           References. When used in this Agreement, the words “hereof,” “herein” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and the words “Section,” “subsection,” “clause,” “Annex,” “Schedule” and “Exhibit” refer to Sections, subsections and clauses of, and Annexes, Schedules and Exhibits to, this Agreement unless otherwise specified.

ARTICLE II
DESCRIPTION OF JUNIOR CONVERTIBLE NOTE

2.1           Commitment; Issuance and Sale of the Junior Convertible Note. Subject to the terms and conditions hereof, the Company agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Company, the Junior Convertible Note. On the date hereof, the Purchaser agrees, subject to the conditions set forth in this Agreement to make an initial loan to the Company in the principal amount of Two Million Two Hundred Thousand and No/100 Dollars ($2,200,000.00) (the “Initial Loan”). At any time, and at one or more times, on or prior to the six (6) month anniversary of the date hereof, the Purchaser may, in its sole and absolute discretion, provide written notice to the Company that it will make an additional loan to the Company, provided that the aggregate principal amount of such additional loans (the “Additional Loans”, and together with the Initial Loan, the “Purchaser Loans”), together with the Initial Loan, shall not exceed Four Million Two Hundred Thousand and No/100 Dollars ($4,200,000.00). The Purchaser shall be under no obligation to make any Additional Loans available to the Company.

2.2           Description of Junior Convertible Note. The Junior Convertible Note shall be in the form attached hereto as Exhibit A and shall evidence the Purchaser Loans.

ARTICLE III
STOCK WARRANT

3.1           Warrant. In consideration of the Purchaser’s willingness to enter into this Agreement and purchase the Junior Convertible Note, the Company agrees to sell and issue to the Purchaser a warrant in the form of Exhibit D attached hereto (the “Common Warrant”). The Common Warrant will be issued simultaneously with the issuance of the Junior Convertible Note. The relative rights and obligations of the Company and the Purchaser with respect to the Common Warrant will be governed by the Common Warrant.

3.2           Investment Unit. The Company and the Purchaser hereby acknowledge and agree that the Junior Convertible Note and the Common Warrant are part of an investment unit within the meaning of Section 1273(c)(2) of the Code. The Company and the Purchaser hereby further acknowledge and agree that, for United States federal income tax purposes, the issue price of the Junior Convertible Note within the meaning of Section 1273(b) of the Code, which issue price will be determined pursuant to Section 1.1273-2(h)(1) of the Treasury Regulations, will be determined by the Company and the Purchaser in accordance with the Convertible Note Side Letter.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASERS

The Purchaser represents and warrants to the Company as follows:

4.1           Organization and Standing. The Purchaser is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

4.2           Authorization; No Consents.

(a)           The Purchaser has taken all actions necessary to authorize it to execute, deliver and perform all of its obligations under this Agreement and the Other Agreements, and to consummate the transactions contemplated hereby (the “Transactions”). This Agreement and the Other Agreements, assuming the due authorization, execution and delivery thereof by the Company, is a legally valid and binding obligation of the Purchaser enforceable against it in accordance with their terms, except for (a) the effect thereon of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the rights of creditors generally and (b) limitations imposed by federal or state law or equitable principles upon the specific enforceability of any of the remedies, covenants or other provisions thereof and upon the availability of injunctive relief or other equitable remedies.

(b)           The execution and delivery by the Purchaser of this Agreement and the Other Agreements do not, and the performance of its obligations under this Agreement, the Other Agreements and the consummation of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Body under any Applicable Laws, except for (i) required filings under the Securities Act or state “blue sky” laws and (ii) where the failure to obtain such consents, approvals, authorizations or permits or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions.

4.3           Investor Status. The Purchaser (a) is an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D under the Securities Act, and (b) has such knowledge, skill, sophistication and experience in business and financial matters, based on actual participation, that it is capable of evaluating the merits and risks of the purchase of the Junior Convertible Note and the Common Warrant from the Company and the suitability thereof for the Purchaser. The Purchaser is capable of evaluating the merits and risks of a purchase of the Junior Convertible Note and the Common Warrant from the Company, and investment in the Company and of making an informed business decision with respect thereof.

4.4           Investment Intent. The Junior Convertible Note and the Common Warrant are being purchased for the Purchaser’s own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act. The Purchaser agrees not to transfer the Junior Convertible Note or the Common Warrant in violation of the Securities Act or any applicable state securities laws. The Purchaser understands that the Junior Convertible Note and the Common Warrant have not been registered under the Securities Act or any applicable state laws by reason of their issuance or contemplated issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act and such laws, and that the reliance of the Company and others upon this exemption is predicated in part upon this representation and warranty. The Purchaser further understands that the Junior Convertible Note and Common Warrant may not be transferred or resold without (a) registration under the Securities Act and any applicable state securities laws, or (b) an exemption from the requirements of the Securities Act and applicable state securities laws and an opinion of counsel in form and substance satisfactory to the Company that an exemption from registration thereunder is available. The Purchaser is aware that there is not an established trading market for the Junior Convertible Note or the Common Warrant. The Purchaser acknowledges that restrictive legends in substantially the following format will be placed on the Company’s Capital Stock certificates:

THESE SECURITIES ARE SUBJECT TO AN AMENDED AND RESTATED INVESTOR’S RIGHTS AGREEMENT, DATED AS OF NOVEMBER 4,2010, BY AND AMONG DIGITAL DOMAIN HOLDINGS CORPORATION, A FLORIDA CORPORATION (THE “COMPANY”), CERTAIN STOCKHOLDERS OF THE COMPANY, AND THE ORIGINAL HOLDER HEREOF (AS AMENDED FROM TIME TO TIME, THE “INVESTOR’S RIGHTS AGREEMENT”). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH INVESTOR’S RIGHTS AGREEMENT. A COPY OF THE INVESTOR’S RIGHTS AGREEMENT SHALL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON REQUEST.

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE FLORIDA SECURITIES AND INVESTOR PROTECTION ACT AND ARE BEING SOLD IN RELIANCE UPON THE EXEMPTION CONTAINED IN SECTION 517.061 (11) OF SUCH ACT. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE RESOLD OR TRANSFERRED FOR VALUE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT OR STATE SECURITIES LAWS, OR UNLESS THE TRANSFERRING INVESTOR OBTAINS AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION THEREUNDER IS AVAILABLE.

4.5           Due Diligence; Opportunity to Question. The Purchaser has had an opportunity to ask questions of and receive answers from the Company and its Subsidiaries, or a person or persons acting on its behalf, concerning the terms and conditions of the investment in the Junior Convertible Note and the Common Warrant, as well as the affairs of the Company and its Subsidiaries, and related matters. The Company and its Subsidiaries have provided the Purchaser with an adequate opportunity to review all material documents, records and books of the Company and its Subsidiaries. The Purchaser acknowledges that no representations or warranties of any type or description have been made to it by any Person with regard to the Company, any of its respective businesses, properties or prospects or the investment contemplated herein, other than the representations and warranties set forth in this Agreement, the Other Agreements and any collateral or ancillary loan documents, certificates, instruments executed or delivered in connection therewith.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the disclosure schedules delivered to the Purchaser, the Company represents and warrants to Purchaser as follows:

5.1           Second Amended and Restated Loan Agreement. Each of the representations and warranties set forth in Article IV of the Second Amended and Restated Loan Agreement are hereby incorporated by reference and deemed made herein as if fully set forth and repeated in this Article IV, subject to the Event of Default provisions set forth in Section 6.01 of the Second Amended and Restated Loan Agreement.

5.2           Due Incorporation and Good Standing. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the state of Florida. Each of the Company’s Subsidiaries is validly existing and in good standing under the laws of the jurisdiction of its organization. The Company and each of its Subsidiaries is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

5.3           Capitalization. As of the Closing Date the authorized capital stock of the Company will consist solely of 100,000,000 shares of common stock and 25,000,000 shares of preferred stock, 100,000 shares of which preferred stock have been designated Series A Preferred Stock. Prior to giving effect to the Transactions, there are 12,619,877 shares of common stock issued and outstanding, all of which are validly issued and fully paid and nonassessable. In addition to outstanding common stock, the capitalization chart attached as Schedule 5.3 lists all outstanding options, warrants and convertible debt of the Company. Except (x) as contemplated under this Agreement, and (y) as set forth above and on Schedule 5.3 hereto, as of the date hereof, prior to giving effect to the Transactions, no Capital Stock of the Company will be issued or outstanding and there are not, and as of the date hereof there will not be, except as set forth in Schedule 5.3 hereto, any options, agreements, instruments or securities relating to the issued or unissued Capital Stock of the Company or its Subsidiaries, or obligating the Company or its Subsidiaries to issue, transfer, grant or sell any Capital Stock in the Company or its Subsidiaries.

5.4           Subsidiary. Schedule 5.4 hereto sets forth for each of the Company’s Subsidiaries (i) its name and jurisdiction of organization or formation, (ii) the number of shares of authorized capital stock of each class of its capital stock or other equity interests, (iii) the number of issued and outstanding shares of each class of its capital stock or other equity interests, the names of the record and beneficial holders thereof, and the number of shares or other equity interests held by each such holder and (iv) the number of shares of its capital stock or other equity interests held in treasury. Each of the Company’s Subsidiaries is duly organized and is a validly existing legal entity, and in good standing, or the local equivalent, under the laws of the jurisdiction of its organization or formation. Each of the Company’s Subsidiaries is duly authorized to conduct business and is in good standing, or the local equivalent, as a foreign corporation or limited liability company, as applicable, in each jurisdiction in which the nature of the activities conducted by it or the character of the property owned, leased or operated by it make such qualification necessary or appropriate. The Subsidiaries listed on Schedule 5.4 hereto are the only Subsidiaries of the Company. The Company has delivered to the Purchaser correct and complete copies of the certificate of incorporation, by-laws and other charter documents of each of the Company’s Subsidiaries (each as amended to date). All of the issued and outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries have been duly authorized and are validly issued, fully paid, and nonassessable, or the local law equivalent. Other than as set forth on Schedule 5.4 hereto, the Company or one of its Subsidiaries owns beneficially all of the outstanding shares or other equity interests of each Subsidiary that it holds of record, free and clear of any and all Liens. Except as set forth on Schedule 5.4 hereto, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Company or any of its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock or other equity interests of any of its Subsidiaries or that could require any of the Company’s Subsidiaries to issue, sell, or otherwise cause to become outstanding any of its own capital stock or other equity interests or that otherwise affect rights or obligations of the holders of the capital stock or other equity interest of the Company’s Subsidiaries. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any of the Company’s Subsidiaries. There are no pending resolutions to increase the share capital of the Subsidiaries, nor are there any options or other commitments outstanding under which the Subsidiaries are obligated to issue shares or other equity interests. Except as set forth on the Schedule 4.4 hereto, none of the Company nor any of its Subsidiaries controls directly or indirectly or has any direct or indirect equity, debt or other participation or interest in any Person which is not a Subsidiary of the Company.

5.5           Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement and each of the Other Agreements to which it is a party, and to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement and the Other Agreements to which it is a party have been authorized by all necessary corporate action on the part of the Company and no other corporate proceedings or approvals are required on the part of the Company to authorize this Agreement or the Other Agreements to which it is a party or to consummate the Transactions. This Agreement and the Other Agreements have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the Purchaser, constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.6           No Violation or Conflict; No Default.

(a)           Except as set forth in Schedule 5.6, neither the execution, delivery or performance of this Agreement or any of the Other Agreements by the Company, nor the compliance with its obligations hereunder or thereunder, nor the consummation of the Transactions, nor the issuance, sale or delivery of the Junior Convertible Note will: (i) violate or conflict with any provision of the Articles of Incorporation or Bylaws of the Company; (ii) to the Company’s Knowledge, violate or conflict with any Applicable Laws; or (iii) violate, be in conflict with, or constitute a breach or default under any material mortgage, indenture, note, debenture, agreement, or other similar material instrument (collectively, “Contracts”) to which the Company or any of its Subsidiaries is a party or by which their properties may be bound or affected except for consents which may have been or will be obtained prior to Closing and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           The execution and delivery of this Agreement and the Other Agreements to which the Company is a party do not, and the performance of its obligations under this Agreement and the Other Agreements and the consummation of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority pursuant to any Applicable Laws, except for (i) any required filings under the Securities Act or state “blue sky” laws, and (ii) where the failure to obtain such consents, approvals, authorizations or permits or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or delay in any material respect consummation of the Transactions, or otherwise prevent the Company from performing its material obligations under this Agreement or the Other Agreements.

5.7           Financial Statements. The Company’s audited financial statements for the year ended December 31, 2009 and unaudited financial statements for the nine (9) month period ended September 30, 2010 and Digital Domain’s audited financial statements for the years ended December 31, 2008 and 2009 (collectively, the “Financial Statements”) are attached hereto as Schedule 5.7. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company and each of its Subsidiaries as of the dates, and for the periods, indicated therein, except that the financial statements for the period ended September 30, 2010 are not audited and do not include footnotes and are subject to year end adjustments, which will include without limitation, changes based on valuation studies of warrant-based rights and stock based compensation, none of which will be material in the aggregate or individually (other than as required as a result of such valuation studies).

Neither the Company nor any of its Subsidiaries has any Indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required to be reflected in, reserved against or otherwise described in the Financial Statements or in the notes thereto in accordance with GAAP which was not fully reflected in, reserved against or otherwise described in the Financial Statements or the notes thereto, except that the financial statements for the period ended September 30, 2010 do not include footnotes and are subject to year end adjustments, none of which will be material in the aggregate or individually.

5.8           No Brokers. Neither the Company nor any of its Subsidiaries has engaged any broker, finder, commission agent or other such intermediary in connection with the Transactions, and neither the Company nor any of its Subsidiaries is under any obligation to pay any broker’s or finder’s fee or commission or similar payment in connection with such transactions.

5.9           Litigation. Except as set forth in Schedule 5.9 hereto, there is no Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries (or to the Knowledge of the Company, pending or threatened, against any of the officers, directors or key employees of the Company or any of its Subsidiaries with respect to their business activities on behalf of the Company), or to which the Company or any of its Subsidiaries is otherwise a party, which, if adversely determined, would have a Material Adverse Effect, before any court, or before any governmental department, commission, board, agency, or instrumentality; nor to the Knowledge of the Company is there any reasonable basis for any such Proceeding. Neither the Company nor any of its Subsidiaries is subject to any judgment, order or decree of any court or governmental agency except to the extent the same are not reasonably likely to have a Material Adverse Effect and neither the Company nor any of its Subsidiaries is engaged in any legal action to recover monies due it or for damages sustained by it.

5.10           Compliance with Laws; Permits. The Company and each of its Subsidiaries is in compliance in all material respects with all Applicable Laws. Neither the Company nor any of its Subsidiaries has received any written or other notice or been charged with the violation of any Applicable Laws. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation with respect to the violation of any Applicable Laws and, to the Knowledge of the Company, there are no facts or circumstances which could form the basis for any such violation. Schedule 5.10 contains a list of all Permits which are required for the operation of the Company’s and each of its Subsidiaries’ business as presently conducted and as presently intended to be conducted. The Company and each of its Subsidiaries currently has all Permits which are required for the operation of the business as presently conducted

5.11        Intellectual Property, Licenses, etc.

(a)           The Company and each of its Subsidiaries owns all right, title and interest in and to, or has a valid and enforceable license to use, all the material Intellectual Property used by it in connection with its business, which collectively represents all material intellectual property rights necessary to the conduct of the Company’s and each of its Subsidiaries’ respective business as now conducted. The Company and each of its Subsidiaries is in compliance with the contractual obligations relating to the protection of such of the Intellectual Property as it uses or proposes to use pursuant to license or other agreement. Except as set forth on Schedule 5.1l(a), to the Knowledge of the Company, there are no conflicts with or infringements of any Intellectual Property by any third party. To the Knowledge of the Company, the conduct of the Company’s and each of its Subsidiaries’ respective business as currently conducted does not conflict with or infringe any proprietary right of any third party. There is no claim, suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries: (A) alleging any such conflict or infringement with any third party’s proprietary rights; or (B) challenging the Company’s or any of its Subsidiaries’ ownership or use of, or the validity or enforceability of any Intellectual Property.

(b)           Schedule 5.11(b) sets forth a complete and current list of all trademarks, service marks, patents and registrations and applications pertaining thereto, and registered copyrights which form a part of the Intellectual Property (“Listed Intellectual Properly”) and the owner of record, date of application or issuance and relevant jurisdiction as to each. All Listed Intellectual Property is owned or licensed by the Company, free and clear of all Liens. All Listed Intellectual Property is valid, subsisting, unexpired, in proper form and enforceable and all renewal fees and other maintenance fees that have fallen due on or prior to the effective date of this Agreement have been paid, except where the failure to pay any such fees would not reasonably be expected to have a Material Adverse Effect. No Listed Intellectual Property is the subject of any legal or governmental proceeding before any Governmental Authority in any jurisdiction, including any office action or other form of preliminary or final refusal of registration. The consummation of the Transactions will not alter or impair any Intellectual Property.

(c)           The Company does not own any patents.

(d)           The Company owns outright the software developed by or under contract for the Company and its Subsidiaries (collectively, the “Proprietary Software”). The Company has taken the steps reasonably necessary to protect its right, title and interest in and to the Proprietary Software, including, without limitation, the execution of appropriate confidentiality agreements. The Company possesses or has access to the original and all copies of all documentation and all source code or password protected code, as applicable for all the Proprietary Software. Upon consummation of the Transactions, the Company will continue to own all of the Proprietary Software owned by it, free and clear of all Liens.

(e)           To the Knowledge of the Company: (i) none of the Intellectual Property has been used, divulged, disclosed or appropriated to the detriment of the Company or any of its Subsidiaries for the benefit of any Person other than the Company and its Subsidiaries; and (ii) no employee, independent contractor, consultant or agent of the Company or any of its Subsidiaries has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of his or her duties as an employee, independent contractor, consultant or agent of the Company or its Subsidiaries.

(f)           To the Knowledge of the Company, any programs, modifications, enhancements or other inventions, improvements, discoveries, methods or works of authorship (“Works”) that were created by employees or consultants of the Company or its Subsidiaries were made in the regular course of such employees’ or consultants’ employment or service relationships with the Company or its Subsidiaries using the Company’s or its Subsidiaries’ facilities and resources and, as such, constitute works made for hire. Each such employee who has created Works or any employee who in the regular course of his employment may create Works and all consultants have signed an assignment or similar agreement with the Company or its Subsidiaries confirming the Company’s or its Subsidiaries’ ownership or, in the alternate, transferring and assigning to the Company or its Subsidiaries all right, title and interest in and to such programs, modifications, enhancements or other inventions including copyright and other intellectual property rights therein.

5.12         Employee Matters. Neither the Company nor any of its Subsidiaries has any collective bargaining agreements with any of its employees. There is no labor union organizing activity pending or, to the Company’s Knowledge, threatened with respect to the Company or any of its Subsidiaries.

5.13         Tax Matters. The Company and each of its Subsidiaries has filed all tax returns and reports as required by Applicable Laws, which returns and reports are true and correct in all material respects. The Company and each of its Subsidiaries has paid all taxes and other assessments due, except such taxes the amount, applicability or validity of which are being contested in good faith by appropriate proceedings and with respect to which reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor. To the Knowledge of the Company, there is no proposed tax assessment against the Company or any of its Subsidiaries which is not being actively contested by the Company or its Subsidiaries in good faith and by appropriate proceedings or subject to negotiation by the Company or its Subsidiaries.

5.14         Indebtedness. Immediately after giving effect to the Transactions, the Company and each of its Subsidiaries will have no Indebtedness except Permitted Indebtedness. The Indebtedness of the Company and each of its Subsidiaries as of the date hereof is listed on Schedule 5.14. Except for (i) the Indebtedness governed by the Amended and Restated Loan Agreement and (ii) Permitted Indebtedness, all Indebtedness of the Company and each of its Subsidiaries is subordinate to that represented by the Convertible Note.

5.15         Securities Laws. Assuming the correctness of the representations and warranties contained in Article IV, the Company and each of its Subsidiaries has complied in all material respects with or is exempt from the registration and/or qualification requirements of all federal and state securities or blue sky laws applicable to the issuance or sale of the Junior Convertible Note.

ARTICLE VI
CLOSING CONDITIONS

6.1           Conditions to Purchaser Obligations. The Purchaser’s obligations at Closing are subject to the fulfillment, on or prior to the Closing Date, of all of the following conditions, any of which may be waived in whole or in part by each the Purchaser:

(a)           Representations and Warranties. The representations and warranties made by the Company in Article V hereof not qualified by materiality shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date and the representations and warranties made by the Company in Article V hereof qualified by materiality shall have been true and correct in all respects when made, and shall be true and correct in all respects on the Closing Date.

(b)           Covenants. The Company shall have performed in all material respects all of the covenants and agreements required to be performed by the Company hereunder prior to the Closing Date.

(c)           Governmental approvals and Filings. Except for any notices required or permitted to be filed after the Closing Date with certain federal and state securities commissions, the Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Junior Convertible Note and the Common Warrant.

(d)           Legal Requirements. At the Closing, the sale and issuance by the Company, and the purchase by the Purchaser, of the Junior Convertible Note and the Common Warrant shall be legally permitted by all laws and regulations to which the Purchaser or the Company are subject.

(e)           Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents and instruments incident to such transactions shall be reasonably satisfactory in form and substance to the Purchaser.

(f)           Company Deliverables. The Company shall have delivered the following to the Purchaser, each in form and substance satisfactory to the Purchaser:

(i)             Convertible Note Purchase Agreement. This Agreement, duly executed by the Company.

(ii)            Junior Convertible Note. The Junior Convertible Note issued in the name of the Purchaser duly executed by the Company.

(iii)           Common Warrant. The Common Warrant duly executed by the Company.

(iv)           Conversion Shares. A certificate representing the Conversion Shares duly executed by officers of the Company.

(v)            Joinder to Amended and Restated Investor’s Rights Agreement. A Joinder to the Amended and Restated Investor’s Rights Agreement duly executed by the Company.

(vi)           Joinder to Amended and Restated Co-Sale Agreement. A Joinder to the Amended and Restated Co-Sale Agreement duly executed by the Company.

(vii)          Legal Opinion. A legal opinion from Company counsel in the form of Exhibit B.

(viii)         Convertible Note Side Letter. The Convertible Note Side Letter, in the form of Exhibit E, duly executed by the Company.

(ix)           Approvals and Consents. Copies of all consents, authorizations, filings, licenses and approvals, if any, delivered by any party in connection with the execution, delivery and performance by the Company, or the validity and enforceability of, this Agreement or the Other Agreements to which the Company is a party.

(x)             General Certificate of the Company’s Secretary. A certificate of the Secretary of the Company together with true, correct and complete copies of the following: (i) the Articles of Incorporation of the Company, including all amendments thereto, certified by the Secretary of State of Florida and dated within three (3) days prior to the Closing Date; (ii) the Bylaws of the Company, including all amendments thereto; (iii) the resolutions of the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the Other Agreements to which the Company is a party and authorizing the issuance of the Junior Convertible Note and the Common Warrant; (iv) certificates of the appropriate government officials of the state of Florida as to its existence and good standing dated within three (3) days prior to the Closing Date; and (v) the names of the officers of the Company authorized to sign this Agreement and the Other Agreements to be executed by the Company, together with a sample of the true signature of each such officer.

(xi)             Additional Information, Other Documents and Agreements. Such other information, documents, agreements, commitments and undertakings as the Purchaser or the Purchaser’s counsel shall reasonably request.

6.2           Conditions to the Company’s Obligations. The Company’s obligations at Closing are subject to the fulfillment, on or prior to the Closing Date, of all of the following conditions, any of which may be waived in whole or in part by the Company:

(a)           Representations and Warranties. The representations and warranties made by the Purchaser in Article IV hereof not qualified by materiality shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date and the representations and warranties made by the Purchaser in Article IV hereof qualified by materiality shall have been true and correct in all respects when made, and shall be true and correct in all respects on the Closing Date.

(b)           Covenants. The Purchaser shall have performed in all material respects all of the covenants and agreements required to be performed by it hereunder prior to the Closing Date.

(c)           Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the Closing Date with certain federal and state securities commissions, the Company shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Junior Convertible Note and the Common Warrant.

(d)           Legal Requirements. At the Closing, the sale and issuance by the Company, and the purchase by the Purchaser of the Junior Convertible Note and the Common Warrant shall be legally permitted by all laws and regulations to which the Purchaser or the Company are subject.

(e)           Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents and instruments incident to such transactions shall be reasonably satisfactory in form and substance to the Purchaser.

(f)           Purchaser Deliverables. On or before the Closing Date, the Purchaser shall have delivered the following to the Company, each in form and substance satisfactory to the Company:

(i)            Joinders. Executed Joinders to each of the Amended and Restated Co-Sale Agreement and the Amended and Restated Investor’s Rights Agreement.

(ii)            Funding. The funds via wire transfer pursuant to Section 2.1.

(iii)           Additional Information, Other Documents and Agreements. Such other information, documents, agreements, commitments and undertakings as the Company or the Company’s counsel shall reasonably request.

(iv)           Convertible Note Side Letter. The Convertible Note Side Letter, in the form of Exhibit E, duly executed by the Purchaser.

(v)            Resolutions. Copies of resolutions of the managers, officers and/or board of directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and the Other Agreements to which the Purchaser is a party, and the names of the managers or officers of the Purchaser authorized to sign this Agreement and the Other Agreements to be executed by the Purchaser, together with a sample of the true signature of each such member or officer.

ARTICLE VII
COVENANTS AND OTHER AGREEMENTS

Unless otherwise agreed by the Purchaser in writing, the Company covenants and agrees that, from the date hereof and until the Termination Date:

7.1           Second Amended and Restated Loan Agreement. Each of the covenants and agreements set forth in Article V of the Second Amended and Restated Loan Agreement are hereby incorporated by reference and deemed made herein as if fully set forth and repeated in this Article VI, subject to the Event of Default provisions set forth in Section 6.01 of the Second Amended and Restated Loan Agreement.

7.2            Books and Records. The Company will, and will cause its Subsidiaries to, keep (a) proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; and (b) set up on its books accruals with respect to all material taxes, assessments, charges, levies and claims. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied.

7.3           Inspection Rights. At any reasonable time and from time to time during normal business hours, the Company will, and will cause its Subsidiaries to, permit representatives of the Purchaser to examine and make copies of the books and records of, and visit and inspect the properties of, the Company and its Subsidiaries, and to discuss the business, operations, and financial condition of the Company and its Subsidiaries with their respective officers and employees and with the Company’s independent certified public accountants. The Purchaser shall give the Company reasonable notice in advance of any such visit or inspection.

7.4           Financial Reporting. The Company shall maintain a system of accounting established and administered in accordance with GAAP, shall keep full and complete financial records, and will furnish to the Purchaser the following reports:

(a)           As soon as available and in any event within forty five (45) days after the end of each month, unaudited consolidated balance sheets of the Company and each of its Subsidiaries as of the end of such month and consolidated statements of income and of sources and applications of funds of the Company and each of its Subsidiaries for each such quarter, and for the current fiscal year to date, prepared in accordance with GAAP, all in reasonable detail, in U.S. Dollars.

(b)           Within forty five (45) days of each calendar quarter ending March 31, June 30, and September 30, unaudited consolidated balance sheets of the Company and each of its Subsidiaries as at the end of each such quarter, and consolidated statements of income and of sources and applications of funds of the Company and each of its Subsidiaries for each such quarter, and for the current fiscal year to date, prepared in accordance with GAAP, all in reasonable detail, in U.S. Dollars.

(c)           Within one hundred and twenty (120) days of the end of each fiscal year, audited consolidated balance sheets of the Company and each of its Subsidiaries as at the end of such fiscal year, and consolidated statements of income and of sources and application of funds of the Company and each of its Subsidiaries for such year, prepared in accordance with GAAP and setting forth in each case in comparative form the financial statements for the previous fiscal year, all in reasonable detail, certified by independent public accountants of the Company in U.S. Dollars.

(d)          As soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year, a budget and business plan for the Company and its Subsidiaries for the next fiscal year, prepared on a monthly basis, including balance sheets and sources and applications of funds statements for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company.

7.5           Preservation of Existence and Conduct of Business. The Company will, and will cause its Subsidiaries to, preserve and maintain its corporate existence and all of its leases, privileges, franchises, qualifications and rights that are reasonably necessary or useful in the ordinary conduct of its business, and conduct its business as presently conducted in an orderly and efficient manner in accordance with good business practices except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

7.6           Compliance with Laws. The Company will, and will cause its Subsidiaries to, comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to the operation of the Company’s and its Subsidiaries’ business if noncompliance with such acts, rules, regulations or orders would reasonably be expected to have a Material Adverse Effect; provided, however, the Company and its Subsidiaries may contest or dispute any acts, rules, regulations, orders and directions of those bodies or officials by appropriate actions or proceedings diligently pursued, if adequate reserves in conformity with GAAP with respect thereto are established.

7.7           Reservation of Shares. So long as any Convertible Note is outstanding, the Company shall reserve and keep available out of its authorized but unissued Capital Stock, no less than the number of shares of Capital Stock sufficient to effect the Conversion of all outstanding Convertible Notes. So long as the Common Warrant and any other Warrant is outstanding, the Company shall reserve and keep available out of its authorized but unissued Capital Stock, no less than the number of shares of Capital Stock sufficient to effect the exercise of all such Warrants.

7.8           Tax Returns and Payments. The Company will pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Company nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

7.9           Use of Proceeds. The Company will use the proceeds of the Initial Loan for the purposes, and in the amounts, set forth in the Closing Statement.

7.10         Further Assurances. The Company shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, to the Purchaser from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, instructions or documents as Purchaser may reasonably request in order that the full intent of this Agreement and the Other Agreements may be carried into effect.

ARTICLE VIII
INDEMNIFICATION

8.1          Indemnification. Subject to Sections 8.2 and 8.4 hereof, the Company agrees to indemnify and hold each of the Purchaser and its directors, officers, members, managers, investors, partners, employees, Affiliates, agents, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against:

(a)           any and all losses, liabilities, obligations, damages, costs and expenses suffered by any Purchaser Indemnified Party, and based upon, attributable to or resulting from the failure of any representation or warranty of the Company set forth in Article V hereof, or any representation or warranty contained in any of the Other Agreements or any certificate delivered by or on behalf of the Company pursuant to this Agreement, to be true and correct in all respects as of the date made;

(b)         any and all losses, liabilities, obligations, damages, costs and expenses suffered by any Purchaser Indemnified Party, and based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Company under this Agreement or any of the Other Agreements;

(c)          any and all Shareholder Claims;

(d)          any and all losses, liabilities, obligations, damages, costs and expenses suffered by any Purchaser Indemnified Party, and based upon, attributable to or resulting from any Proceeding, whether commenced, or threatened against or affecting the Company or any of its Subsidiaries, relating to circumstances or events prior to the Closing Date; and

(e)          any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys’ and other professionals’ fees and disbursements (collectively, “Expenses”) suffered by any Purchaser Indemnified Party, and incident to any and all losses, liabilities, obligations, damages, costs and expenses with respect to which indemnification is provided hereunder (collectively, “Losses”).

8.2          Limitations on Indemnification for Breaches of Representations and Warranties. The Company shall not have any liability under Section 8.1 (a) hereof unless the aggregate amount of Losses and Expenses to the Purchaser Indemnified Parties finally determined to arise thereunder based upon, attributable to or resulting from the failure of any representation or warranty to be true and correct, without regard to any materiality qualifiers contained in the representations and warranties, exceeds $100,000 (the “Basket”) and, in such event, the indemnifying party shall be required to pay the entire amount of all such Losses and Expenses including those used to compute the Basket; provided that the Basket shall not apply with respect to fraud, intentional misrepresentation, Shareholder Claims or the representations and warranties set forth in Sections 5.2, 5.3, 5.4, 5.5, 5.8, 5.13 and 5.14 hereof.

8.3          Indemnification Procedures

(a)           In the event that any Proceedings shall be instituted or that any claim or demand (“Claim”) shall be asserted by any Person in respect of which payment may be sought under Section 8.1 hereof (regardless of the Basket), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party; provided that the failure to so notify the indemnifying party shall not relieve the indemnifying party of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused the damages for which the indemnifying party is obligated to be greater than such damages would have been had the indemnified party given the indemnifying party prompt notice hereunder. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so, which notice shall acknowledge and agree that the indemnifying party is liable for the Losses arising from the Claim. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the Expenses of defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if so requested by the indemnifying party to participate or in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim. If the indemnifying party controls the defense of any such claim, (1) the indemnifying party shall obtain the prior written consent of the indemnified party before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the indemnified party or if such settlement does not expressly and unconditionally release the indemnified party from all liabilities and obligations with respect to such Claim, without prejudice, (2) the indemnifying party shall promptly inform the indemnified party of any settlement offers received and shall inform any third party claimant that any such settlement offers shall and must be shared with the Purchaser, and (3) if the indemnifying party receives a settlement offer for an amount less than the Cap (which the indemnified party is willing to accept) and the indemnifying party chooses not to accept such offer, then the Cap shall not apply to such claim.

(b)          After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within 10 business days after the date of such notice.

(c)           The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

(d)           The Purchaser shall exercise commercially reasonable efforts to mitigate any Losses upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto.

8.4          Special Indemnification for Shareholder Claims. Notwithstanding anything to the contrary herein, in the event the Company or any Subsidiary suffers or incurs any Expenses and Losses based upon, attributable to or resulting from any Shareholder Claim or the failure of any representation or warranty contained in Sections 5.3 and 5.4 hereof or issues, or is deemed to issue, any Equity Security to any Person other than the Purchaser in connection with any Shareholder Claims (collectively, “Shareholder Claim Losses”), the Purchaser shall be issued, without delay, a warrant for Common Stock in form and substance substantially the same as the Common Warrant in an amount sufficient to negate the dilutive effect suffered by the Purchaser in connection with the Shareholder Claim Losses. The Company and the Purchaser agree that the intent of the foregoing provisions are to ensure that the Purchaser is held completely harmless from the effects of any Shareholder Claim Losses (whether as a result of diminution in value of the Company or its Subsidiaries, dilution of the amount of the Purchaser’s equity interest in the Company, dilution in value of the Purchaser’s equity interest in the Company, or otherwise) and the Company agrees that it shall take all necessary and appropriate actions to effect such intent.

8.5          Conduct No Waiver. No course of dealing on the part of the Purchaser (or any Affiliate thereof), nor any delay or failure on the part of the Purchaser to exercise any of its rights, shall operate as a waiver of such right or otherwise prejudice the Purchaser’s rights, powers and remedies.

ARTICLE IX
MISCELLANEOUS

9.1          Expenses. The Company shall pay its own costs and expenses and all reasonable out-of-pocket costs and expenses of the Purchaser, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement.

9.2           Notices. Except as otherwise expressly provided herein, all communications provided for hereunder shall be in writing and delivered by facsimile transmission, overnight courier or mailed by the United States mails certified mail, return receipt requested, (a) if to the Purchaser addressed to the Purchaser at the address set forth next to its name on the signature page hereto or to such other address as the Purchaser may in writing designate and (b) if to the Company, addressed to the Company at the address set forth next to its name on the signature page hereto or to such other address as the Company may in writing designate. Notices shall be deemed to have been validly served, given or delivered (and “the date of such notice” or words of similar effect shall mean the date) five (5) days after deposit in the United States mails, certified mail, return receipt requested, with proper postage prepaid, or upon actual receipt thereof (whether by noncertified mail, facsimile, express delivery or otherwise), whichever is earlier.

9.3           Assignment, Sale of Interest. The Company may not sell, assign or transfer this Agreement or the Other Agreements or any portion thereof, including, without limitation, the Company’s rights, title, interests, remedies, powers and/or duties hereunder or thereunder without the prior consent of the Purchaser. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. Notwithstanding anything to the contrary in this Section 9.3, it shall not be a violation of this Section 9.3 if this Agreement or the Other Agreements shall be assigned or transferred by operation of law pursuant to an acquisition, a merger, consolidation, share exchange or other business combination that does not result in dilution of the Series A Preferred Stock (or Common Stock issuable upon conversion thereof) so long as, in each case, the assignee or transferee shall expressly assume in writing the obligations of the Company hereunder and thereunder in favor of the Purchaser, who shall be a named third party beneficiary.

9.4           Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

9.5           Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart or reproduction thereof.

9.6           Survival Provisions. All covenants, representations and warranties made by the Company herein shall survive the delivery of this Agreement and the Convertible Notes up and to the Termination Date.

9.7           Integration and Severability. This Agreement, together with the Other Agreements delivered as of the date hereof, embodies the entire agreement and understanding between the Purchaser and the Company, and supersedes all prior agreements and understandings relating to the subject matter hereof. In case any one or more of the provisions contained in this Agreement or in any Convertible Notes, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein, and any other application thereof, shall not in any way be affected or impaired thereby.

9.8           Governing Law; Venue. ALL OBLIGATIONS, RIGHTS AND REMEDIES HEREUNDER, SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. VENUE FOR ANY LITIGATION OR DISPUTE ARISING HEREUNDER SHALL LIE IN THE COURTS OF NEW CASTLE COUNTY, DELAWARE.

9.9           Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY AND THE PURCHASER HEREBY IRREVOCABLY AND EXPRESSLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE CONVERTIBLE NOTE OR ANY DOCUMENTS ENTERED INTO IN CONNECTION THEREWITH OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF THE PURCHASER IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT HEREOF OR THEREOF.

9.l0           Waivers; Modification. NO PROVISION OF THIS AGREEMENT MAY BE WAIVED, CHANGED OR MODIFIED, OR THE DISCHARGE THEREOF ACKNOWLEDGED, ORALLY, BUT ONLY BY AN AGREEMENT IN WRITING SIGNED BY THE PARTY AGAINST WHOM THE ENFORCEMENT OF ANY WAIVER, CHANGE, MODIFICAT10N OR DISCHARGE IS SOUGHT.

[signature page follows]

IN WITNESS WHEREOF, the Company and the Purchaser have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized.

COMPANY:

DIGITAL DOMAIN HOLDINGS		Company’s Address for Notices:
CORPORATION
10521 SW Village Center Drive
Suite 201
By:	/s/ John C. Textor	Port St. Lucie, FL 34987
Name:	John C. Textor	Attn: Chief Executive Officer
Title	CEO	Fax: 772- 345-8113

with a copy (which will not constitute notice) to: Eavenson & Kairalla, P.L. 2000 PGA Boulevard Suite 3200 Palm Beach Gardens, FL 33408 Attn: Bradley B. Eavenson Fax: 561-626-1042

[Signature Page - Convertible Note Purchase Agreement]

PURCHASER:

PBC DIGITAL HOLDINGS II, LLC		Purchaser’s Address for Notices:

505 South Flagler Drive, Suite 1400
By: PBC GP III, LLC, its Manager		West Palm Beach, Florida 33401
Attn: Nathan Ward
Fax: (561) 659-9055

By:	/s/ Nathan S. Ward	with a copy (which will not constitute notice)
Name: /s/ Nathan S. Ward		to:
Title: Manager
Greenberg Traurig, P.A. 401 E. Las Olas Boulevard Suite 2000 Ft. Lauderdale, FL 33301 Attn: Bruce I. March Fax: 954-765-1477

[Signature Page - Convertible Note Purchase Agreement]